EXHIBIT 5.1

February 13, 2007

Cougar Biotechnology, Inc.
10990 Wilshire Boulevard, Suite 1200
Los Angeles, California 90024

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of Cougar Biotechnology, Inc. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to registration of 2,344,385 shares of common stock, $.0001 par value, issued or to be issued by the Company (the “Shares”), pursuant to the terms of the Company's 2003 Stock Option Plan, as amended (the “Plan”). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that the Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maslon Edelman Borman & Brand, LLP